Riviera Holdings Corporation
                           2901 Las Vegas Boulevard South
                                 Las Vegas, NV 89109
                         Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                                 www.theriviera.com









FOR FURTHER INFORMATION:

AT THE COMPANY:                             INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO              Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email:  dkrohn@theriviera.com               Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

              RIVIERA REPORTS FOURTH QUARTER 2004 RESULTS

        LAS VEGAS, NV - February 15, 2005 -- Riviera Holdings Corporation
(AMEX: RIV) today reported financial results for the fourth quarter ended December 31, 2004. Net revenues for the quarter were $47.5 million, up $2.1 million or 4.7 percent from the fourth quarter of 2003. Income from operations was $5.2 million, up $5.1 million from the fourth quarter of 2003. Adjusted EBITDA (1) was $8.9 million, up $2.5 million from the fourth quarter of 2003 and a record for any fourth quarter in the Company's history. Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, development and project costs, as shown in the reconciliation to net income
(loss) in the tables of this release (See also Notes 1-3 to the Financial Summary Table). The net loss for the quarter was ($1.5 million) or ($0.39) per share compared with a net loss of ($6.7 million) or ($1.93) per share in the fourth quarter of 2003.

Fourth Quarter 2004 Highlights

*   Riviera Las Vegas revenues were up $1.1 million or 3.4 percent
*   Riviera Las Vegas EBITDA was up $1.6 million or 38.2 percent
*   Riviera Black Hawk revenues were up $995,000 or 8.2 percent
*   Riviera Black Hawk EBITDA was up $789,000 or 24.9 percent
* Riviera Las Vegas occupancy was 89.4 percent compared with 86.5 percent in the fourth quarter of 2003, ADR (Average Daily Rate) increased $2.15 to $64.46 and RevPar (Revenue Per Available Room) increased $3.73 to $57.60
*   The Company has $19 million in cash plus a $30 million revolver

         Net revenues for the year ended December 31, 2004 were $201.4 million, up $11.2 million or 5.9 percent from 2003. Income from operations was $25.0 million, up $12.1 million or 93.5 percent from a year ago. Adjusted EBITDA was $40.0 million, up $8.5 million or 27.1 percent from 2003 and a record for any year in the Company's history. The net loss for the year ended December 31, 2004 was ($2.1 million) or ($0.59) per share compared with a net loss of ($14.5 million) or ($4.16) per share in 2003.

Riviera Las Vegas

         Robert Vannucci, President of Riviera Las Vegas, said, "Our excellent fourth quarter performance contributed to a very strong year for the Riviera. Net revenues for the quarter increased by $1.1 million or 3.4 percent compared to the fourth quarter last year. EBITDA increased by $1.6 million or 38.2 percent. Revenue increases combined with lower marketing expenses and operating costs produced an EBITDA margin of 16.9 percent versus 12.6 percent for the same period last year.

         "Gaming revenues for the quarter increased $200,000 or 1.5 percent, over the same period last year.
Cash room revenue increased $449,000 or 4.8 percent, compared to the fourth quarter last year. Rev Par was $57.60, an increase of $3.73 or 6.9 percent over the same period last year. Entertainment revenues increased $268,000 or 5.6 percent over the same period last year.

         "Net revenues for the year increased $7.0 million or 5.0 percent to $147.9 million and EBITDA increased $4.5 million or 19.8 percent to $27.2 million.

         "Our marketing department has been testing new programs which we feel will enable us to efficiently grow our revenues and bottom line going forward. We continue to adapt our operations to market conditions and have capitalized on increased demand for leisure and convention rooms.

         "The Las Vegas market continues to show its elasticity and ability to grow. We are anticipating an increase in demand created by the opening of the new Wynn property, the Las Vegas centennial celebrations and our own 50th anniversary celebration in April.

         "Riviera Las Vegas is located on 26 acres of prime real estate on the north end of the Las Vegas Strip. We anticipate that our location will benefit from the development of new casinos, hotels and luxury condominiums in the near term. Recent land transactions on or near the Las Vegas Strip are indicators that our land has a fair market value well in excess of its $21 million recorded book value."

Riviera Black Hawk

         Ron Johnson, President of Riviera Black Hawk, said, "The fourth quarter was another record breaking quarter for Riviera Black Hawk. We were able to achieve record fourth quarter results for gaming revenue, total revenue, EBITDA, and market share. Net revenues reached a record $13.1 million during the quarter. EBITDA for the quarter grew by 24.9 percent to a record $4.0 million. EBITDA margin increased by 4.0 percentage points to 30.2 percent.

         "For the year we were able to achieve all time highs in revenue, EBITDA and EBITDA margin. Net revenue in 2004 was $53.4 million, up 8.5 percent over 2003. EBITDA reached an all time high of $16.9 million, up $3.6 million or 27.1 percent over last year and EBITDA margin was up 4.6 percentage points to 31.6 percent.

         "The fourth quarter and entire year benefited from the continued strength and consistency of our marketing programs. We continue to invest our marketing dollars in areas that profitably build slot revenues and market share.

         "We are also encouraged that gaming revenue in the Black Hawk/Central City market grew by 4.2 percent in the fourth quarter compared to last year's fourth quarter. For the year, gaming revenues were up 3.5 percent. We are most pleased with December's results. Gaming revenues in Black Hawk were up $2.5 million or 6.4 percent in December, compared to December 2003, and $1.4 million or 38 percent in Central City, reflecting the first full month's impact of the new access road to the market. We believe this new road will be instrumental in the growth of the market going forward."

Consolidated Operations

         William L. Westerman, Chairman of the Board, said, "We are pleased that the trend of improved financial results continued in the fourth quarter of 2004. It is most significant that adjusted EBITDA increased by 27 percent for the year, with only a 6 percent increase in net revenues. This can be attributed to the increased effectiveness of the Company's marketing programs and continued stringent cost control measures. In 2004, we paid down our debt by $3.9 million and we reinvested $10.6 million of our cash flow in equipment and property improvements to maintain our competitive position. We have reduced our net loss for the year from $14.5 million in 2003 to $2.1 million in 2004, which includes development and projects costs of $1.1 million.

         "As we are coming closer to the first call date for our 11 percent bonds on June 15, 2006, it becomes increasingly apparent that a refinancing of our debt at lower interest rates, or other form of recapitalization, should result in a substantial improvement in net income."

Conference Call Information
         In conjunction with the release of fourth quarter 2004 financial results, Riviera will broadcast a conference call at 2 p.m. Eastern Standard Time on Tuesday, February 15, 2005. Investors can listen to the call via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=96408&s=wm&e=1014463 or www.theriviera.com, or by dialing 800-500-3170. A rebroadcast of the conference is available beginning at 5 p.m. EST on February 15 through midnight on February 21, by dialing 888-203-1112, code 9543276.

Safe Harbor Statement

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve risks and uncertainties including the results of our strategic plan to maximize shareholder value, expansion and modernization objectives and timetables, hotel and casino market conditions, financing requirements, interest rates, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K. Actual results may differ materially.

About Riviera Holdings

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV. Informal discussions with AMEX staff indicate that the Company may meet the standards of AMEX policy Sec. 1003(a). According to that policy, AMEX will not normally consider suspending dealings in or delisting the securities of a company, which is below the earnings or net worth standards if the Company is in compliance with the following:
(1) Total value of market capitalization of at least $50,000,000; or total assets and revenue of $50,000,000 each in its last fiscal year, or in two of its last three fiscal years; and
(2) The company has at least 1,000,000 shares publicly held, a market value of publicly held shares of at least $15,000,000 and at least 400 round lot shareholders.
     If the Company's share price were to fall below approximately $5.50 (market capitalization for "publicly held shares" of $15 million) and the Company were eventually delisted from AMEX, the marketability and liquidity of the Company's stock could be significantly reduced.
                                - Tables Follow -

Riviera Holdings Corporation and Subsidiaries
Financial Summary
                          Three Months Ended December 31      Twelve Months Ended December 31
($ in 000s except per
share amounts)            2004     2003      Var     %Var      2004     2003     Var    %Var
Net Revenues:
Riviera Las Vegas       $34,374   $33,257   $1,117    3.4%  $147,949  $140,963  $6,986   5.0%
Riviera Black Hawk       13,105    12,110      995    8.2%    53,401    49,196   4,205   8.5%
                       --------- --------- --------         --------- --------- -------
 Total Net Revenues      47,479    45,367    2,112    4.7%   201,350   190,159  11,191   5.9%
Operating Income:
Riviera Las Vegas         3,836     1,864    1,972  105.8%    19,271    12,373   6,898  55.8%
Riviera Black Hawk        2,424     1,626      798   49.1%    10,919     7,377   3,542  48.0%
Development and Project
Costs                     (183)   (2,365)    2,182  -92.3%   (1,193)   (2,365)   1,172  49.6%
Corporate Expenses        (865)   (1,007)      142   14.1%   (4,038)   (4,485)     447  10.0%
                       --------- --------- --------         --------- --------- -------
 Total Operating Income   5,212       118    5,094 4316.9%    24,959    12,900  12,059  93.5%
Adjusted EBITDA (1):
Riviera Las Vegas         5,806     4,202    1,604   38.2%    27,158    22,678   4,480  19.8%
Riviera Black Hawk        3,958     3,169      789   24.9%    16,884    13,283   3,601  27.1%
Corporate Expenses        (865)   (1,007)      142   14.1%   (4,038)   (4,485)     447  10.0%
                       --------- --------- --------         --------- --------- -------
 Total Adjusted EBITDA    8,899     6,364    2,535   39.8%    40,004    31,476   8,528  27.1%
Adjusted EBITDA
Margins (2):
Riviera Las Vegas         16.9%     12.6%     4.3%             18.4%     16.1%    2.3%
Riviera Black Hawk        30.2%     26.2%     4.0%             31.6%     27.0%    4.6%
Consolidated              18.7%     14.0%     4.7%             19.9%     16.6%    3.3%

 Net income (loss)     $(1,467)  $(6,705)   $5,238          $(2,086)  $(14,453) $12,367
EARNINGS (LOSS) PER
SHARE DATA:

Shares used in
calculating net
income (loss)
per basic and
fully diluted
common share             3,765     3,478      287             3,557     3,474      83
Net Income (loss)
per basic and
diluted common share   $(0.39)    $(1.93)    $1.54           $(0.59)  $(4.16)     $3.56

(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization and development and project costs, as shown in the reconciliation to net income (loss) in the tables of this release. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. Management uses property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of the Company's business segment properties' performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. A reconciliation of Adjusted EBITDA to net income (loss) is included in the financial schedules accompanying this release.
(2)      Adjusted EBITDA margins represent Adjusted EBITDA divided by Net
         Revenues
(3) Development and project costs associated with the Missouri casino project totaling $600,000 were written off during the third quarter of 2004 and $410,000 of Missouri casino project costs included in corporate expenses in the first two quarters of 2004 were reclassified as development and projects costs in the third quarter.

Riviera Holding Corporation

Reconciliation of Net
Income (Loss) to                         Interest                        Development  Manage-
Adjusted EBITDA        Income    Income  Income &   Operating   Depre-   and Project  ment    Adjusted
                       (Loss) Tax Expense Income ciation Costs Fee EBITDA
                      ---------- ------- ---------- ---------- --------- ---------- --------- -------
Fourth Quarter 2004:
Riviera Las Vegas       $ 2,487  $1,322      $(27)     $3,836    $2,481            $(511)    $5,806
Riviera Black Hawk          467       -    (1,957)      2,424     1,023              511      3,958
Corporate               (4,421)  (1,322)   (4,695)    (1,048)      -          183     -        (865)
                        -------  -------  --------    -------    ------  --------- ------    -------
                        (1,467)       -   $(6,679)     $5,212    $3,504   $   183   $ -      $8,899
Fourth Quarter 2003:
Riviera Las Vegas       $ 1,154    $670      $(40)     $1,864    $2,655            $(317)    $4,202
Riviera Black Hawk        (394)       -    (2,020)      1,626     1,226              317      3,169
Corporate               (7,465)    (670)   (4,763)    (3,372)      -        2,365     -      (1,007)
                       --------    -----   -------    -------    ------  --------- ------    -------
                       $(6,705)      -    $(6,823)       $118    $3,881  $  2,365     -      $6,364

Twelve Months Ended
December 31, 2004:
Riviera Las Vegas       $12,385  $6,670     $(216)    $19,271     9,839           $(1,952)  $27,158
Riviera Black Hawk        2,988       -    (7,931)     10,919     4,013             1,952    16,884
Corporate              (17,459)  (6,670)  (18,898)    (5,231)      -        1,193    -      (4,038)
                       --------   -----   --------    -------   -------     -----  -------  -------
                       $(2,086)  $ -      $27,045)    $24,959   $13,852    $1,193  $ -      $40,004

Twelve Months Ended
December 31, 2003:
Riviera Las Vegas       $ 7,725  $4,480     $(168)    $12,373   $11,706           $(1,401)  $22,678
Riviera Black Hawk        (792)     -      (8,169)      7,377     4,505             1,401    13,283
Corporate              (21,386)  (4,480)  (19,016)    (6,850)      -        2,365    -      (4,485)
                      ---------  -------  --------    -------   -------    ------  -------  --------
                      $(14,453)   $ -    $(27,353)    $12,900   $16,211    $2,365    -      $31,476


Balance Sheet Summary
       ($ in 000's)           Dec 31,    Dec 31,
                               2004       2003
                           ---------- ----------
Cash and short term
investments                  $18,886    $19,344
Total current assets          28,933     27,361
Property and equipment,
net                          177,115    180,293
Total assets                 217,536    222,538

Total current liabilities     27,596     29,788
Long-term debt, net of
current portion              215,026    215,875
Total shareholders'
(deficiency) equity          (29,293)   (30,037)

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ In 000's except                      Three Months Ended   Twelve Months Ended
per share amounts)                          December 31,         December 31,
                                         2004         2003     2004       2003
                                    -------------------------------------------
Revenues:
  Casino                               $ 26,284   $ 25,053   $110,461   $105,736
  Rooms                                  11,036     10,818     46,925     44,312
  Food and beverage                       7,669      7,475     34,123     32,584
  Entertainment                           5,041      4,790     20,767     18,641
  Other                                   2,106      1,838      8,243      7,872
                                    --------------------------------------------
       Total                             52,136     49,974    220,519    209,145
                                    --------------------------------------------
   Less promotional allowances            4,657      4,607     19,169     18,986
                                    --------------------------------------------
            Net revenues                 47,479     45,367    201,350    190,159
                                    --------------------------------------------
COSTS AND EXPENSES:
  Direct costs and expenses
of operating departments:

    Casino                               13,644     13,881     54,530     56,273
    Rooms                                 6,365      5,983     25,987     24,704
    Food and beverage                     5,546      5,327     23,675     22,220
    Entertainment                         3,464      3,103     14,066     12,160
    Other                                   642        656      2,836      2,761
  Other operating expenses:
    General and administrative            8,919     10,053     40,252     40,565
     Development and Project Costs          183      2,365      1,193      2,365
     Depreciation and amortization        3,504      3,881     13,852     16,211
                                    --------------------------------------------
      Total costs and expenses           42,267     45,249    176,391    177,259
                                    --------------------------------------------
INCOME FROM OPERATIONS                    5,212        118     24,959     12,900
                                    --------------------------------------------
OTHER INCOME (EXPENSE):

  Interest expense                      (6,697)    (6,832)   (27,079)   (27,380)
  Interest income                           18          9         34         27
                                    --------------------------------------------
     Total other income (expense)       (6,679)    (6,823)   (27,045)   (27,353)
                                    --------------------------------------------
NET INCOME (LOSS)                      $(1,467)   $(6,705)   $(2,086)  $(14,453)
                                    ============================================
EARNINGS (LOSS) PER SHARE DATA:

Shares used in calculating net
income (loss) per basic and fully
diluted common share                     3,765      3,478       3,557      3,474
Net Income (loss) per basic and
diluted common share                  $  (0.39)  $  (1.93)   $  (0.59)  $ (4.16)


                                                    ###